Exhibit 5.1
K.C. SAVERIADES & CO. LLC
John Kennedy Street, Iris House, Office 740B
Limassol, Cyprus 3106

To the Addressees named in the Schedule
14 September 2022
Dear Sirs
Frontline Ltd. – Transfer By Way of Continuation to the Republic of Cyprus
We are acting as counsel as to Cyprus law to Frontline Ltd. (the “Company”), a corporation incorporated under the laws of the Bermuda in connection with (a) the proposed registration by way of continuation of the Company as  a public company limited by shares in the Republic of Cyprus (“Transfer by Way of Continuation”) pursuant to Sections 354(B) – (H) both inclusive of the Cyprus Companies Law Cap. 113 (the “Companies Law”); and (b) the Company’s Form F-4 registration statement (“Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on 14 September 2022 (the “Form F-4”).
We refer in particular to the 222,622,889 ordinary shares with par value $1.00 per share of the Company currently issued and outstanding (the “Shares”) which will be registered with SEC pursuant to the Form F-4 on completion of the Transfer by Way of Continuation.
1	Documents Reviewed
We have reviewed the Form F-4 and such documents as we have considered necessary for the purpose of rendering this opinion.
2	Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Republic of Cyprus which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the following assumptions, which we have not independently verified:
2.1
Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.
2.3
Under the laws of Bermuda (the “De-Registration Jurisdiction”) and all other relevant laws (other than the laws of the Republic of Cyprus) the Company is, and at all times relevant for purposes of rendering the opinions as expressed herein, was duly incorporated, validly existing and in good standing under the laws of the De-Registration Jurisdiction, and has, and at all times relevant for purposes of rendering our opinions as expressed herein had, the full power, authority and legal right to de-register as a company limited by shares from the De-Registration Jurisdiction and to register by way of continuation as a public company limited by shares in the Republic of Cyprus.

2.4
At all times relevant times for purposes of rendering our opinions as set forth herein, the laws of the De-Registration Jurisdiction permitted the Company to transfer by way of continuation in to the Republic of Cyprus.

2.5	That the transfer by way of continuation of the Company in to the Republic of Cyprus pursuant to Sections 354(B) – (H) of the Cyprus Companies Law Cap. 113 will by duly authorised by the Company.

2.6
That all necessary action was taken, or will be taken, under the applicable laws of the De-Registration Jurisdiction to authorise and permit the Company to transfer by way of continuation in to the Republic of Cyprus pursuant to Sections 354(B) – (H) of the Cyprus Companies Law Cap. 113 and any and all consents, approvals and authorisations from applicable Bermuda governmental authorities required to authorise and permit the Company to transfer by way of continuation have been, or will be, obtained.

2.7
Immediately prior to the Transfer by Way of Continuation, the  Shares will be, or have been, duly and validly authorised, legally and validly issued and fully paid and non-assessable under the laws of the De-Registration Jurisdiction.

2.8
There is nothing under any law (other than the laws of the Republic of Cyprus) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the De-Registration Jurisdiction and have assumed that the laws of the De-Registration Jurisdiction authorise the Company to continue into the Republic of Cyprus and that the Company has, or shall, comply fully with the laws of the De-Registration Jurisdiction in respect of the continuation into the Republic of Cyprus.

3	Opinions
Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1
Upon the issuance of a certificate of registration by way of continuation (“Certificate of Registration”) in relation to the Company by the Registrar of Companies in the Republic of Cyprus, the Company will have been duly registered by way of continuation as  a public company limited by shares under the laws of the Republic of Cyprus.

3.2
Once the registration of the Company by way of continuation as a public company limited by shares in the Republic of Cyprus is effective, and appropriate entries have been made in the register of members of the Company in respect of the  Shares which are to be registered by the Company with the SEC pursuant to Form F-4, the  Shares, the  will, by operation of law, be duly and validly authorised, legally and validly issued and fully paid and non-assessable under the laws of the Republic of Cyprus.

4	Qualifications
This opinion is subject to the following qualification and limitation that under the Cyprus Companies Law Cap. 113, the register of members of a Cyprus company is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error, default, omission or delay).
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We express no view as to the commercial terms of the de-registration in the De-Registration Jurisdiction or the registration by way of continuation in the Republic of Cyprus. The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.
This opinion is issued solely for the purpose of filing of the Registration Statement and the registration of the  Shares by the Company and is strictly limited to the matters stated herein and is not to be relied upon in respect of any other matter.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement.
Yours faithfully,

/s/ K.C. Saveriades & Co. LLC

Schedule
List of Addressees
Frontline Ltd.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08
Bermuda